Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment c of the Registration Statement on Form 1-A of our report dated November 10, 2016 with respect to the audited financial statements of Stocosil, Inc. for the year ended June 30, 2016 and for the period from inception (December 11, 2014) to June 30, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
December 15, 2016